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                                                                     EXHIBIT 4.5

INTRAWEST CORPORATION
Earnings Coverage Ratio

                                                                               LESS: ADD:
                                                            -------------------------------------------------
                                  12 MONTHS    12 MONTHS    12 MONTHS     3 MONTHS     3 MONTHS    12 MONTHS
                                  30-JUN-03    30-SEP-03    30-JUN-03    30-SEP-03    30-SEP-03    30-SEP-03
                                  ----------   ----------   ----------   ----------   ----------   ----------
                                  (US$000'S)   (US$000'S)   (US$000'S)   (US$000'S)   (US$000'S)   (US$000'S)
EBIT Calculation
  Income before income taxes....     52,271       67,056       52,271      (13,805)         980       67,056
  Less non-controlling
     interest...................    (11,274)     (11,468)     (11,274)         299          105      (11,468)
  Discontinued operations.......       (578)        (653)        (578)          75            0         (653)
                                  ---------    ---------    ---------    ---------    ---------    ---------
  Net income before income
     taxes......................     40,419       54,935       40,419      (13,431)       1,085       54,935

  Add:
     Interest expense...........     47,142       48,032       47,142        9,004        9,894       48,032
     Interest in real estate
       costs....................     32,453       38,471       32,453        2,984        9,002       38,471
     Interest in discontinued
       operations...............         67           32           67           35            0           32
                                  ---------    ---------    ---------    ---------    ---------    ---------
  Earnings before interest and
     income taxes...............    120,081      141,470      120,081       (1,408)      19,981      141,470
                                  =========    =========    =========    =========    =========    =========

Interest Requirements

  Interest incurred (including
     capitalized interest)......    102,926      104,504      102,926       21,994       23,572      104,504
  Interest on new debenture
     issue......................     26,250       26,250       26,250                                 26,250
  Interest saving on repayment
     of debt with debenture
     proceeds...................    (27,000)     (27,000)     (27,000)                               (27,000)
  Interest on additional debt
     since balance sheet date...     (3,091)           0
                                  ---------    ---------    ---------                              ---------
                                     99,085      103,754      102,176                                103,754
                                  =========    =========    =========                              =========

Ratio...........................       1.21         1.36
                                  =========    =========

Interest on additional debt
  since balance sheet date
  Debt at September 30, 2003....  1,216,766
  Debt at June 30, 2003.........  1,260,919
                                  ---------
  Reduction in debt.............    (44,153)
                                  ---------
  Imputed interest..............     (3,091)
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